Exhibit 10.2

September 10, 2018

Ryan Wagers

Address on file

Dear Ryan,

We are delighted to confirm our offer to you to join Tivity Health! We anticipate your start date to be no later than October 15, 2018. Your role at Tivity Health will be SVP Finance, Chief Accounting Officer & Treasurer, reporting to Adam Holland. In this position, you will play a pivotal role in delivering on our purpose: To empower older adults to live their best lives – with vitality, dignity and purpose.

Our culture is one that fosters empowerment, excellence and engagement. We are transforming the aging experience – reducing the burden of chronic conditions among older adults, enabling these to be their best years, and inspiring the next generation that the best is yet to come. Our collective commitment to this vision is foundational to our culture. It motivates us, connects us and makes Tivity Health a meaningful and fun place to work.

As part of your commitment to your position, you will be expected to follow all Tivity Health policies and procedures, including our Code of Business Conduct.

We are excited that you are joining our team, and look forward to working with you.
Now, the good stuff:

Compensation and Benefits

•	Your base salary will be $260,000 or $10,000.00 payable bi−weekly.
•

Your role makes you eligible to participate in Tivity Health’s Colleague Bonus Program consistent with your position and plan provisions.* The bonus target for your new position is 35% of your fiscal year eligible base pay earnings. Payout is not guaranteed, but is contingent upon achievement of company and individual performance objectives. Should your role change during the year, your bonus eligibility and target may be adjusted accordingly.  All colleagues must be actively employed through the end of the performance period to be eligible.

Ryan Wagers offer letter, page 2

SVP Finance, Chief Accounting Officer & Treasurer

•

Eligibility for our Long Term Incentive (LTI) plan, currently with a target of $135,000. Our LTI plan may consist of stock options, restricted stock units, performance stock units, market stock units, restricted cash and/or performance cash depending on the annual determination of the Compensation Committee of the Board of Directors.

•	A one-time 2018 Long Term Incentive (LTI) award valued at $45,000. This LTI award will consist of stock options and restricted stock units.
•

You will receive a one-time signing bonus of $20,000, $10,000 of which will be payable after 30 days of employment and $10,000 of which will be payable on January 11, 2019.  Your signing bonus is contingent upon the execution of the Bonus Repayment Agreement.

•

As a full−time, exempt employee, you will be eligible to receive our full benefits package following your eligibility waiting period for each of the plans. We have enclosed a summary of our benefits for your review.

•

If you’re at least 21 years old, you are eligible to participate in our 401(k) program on your first day of employment. In support of your financial well-being, you will automatically be enrolled in the plan after 90 days of employment if you haven’t already made elections. You may enroll at www.401k.com to select or change your deferral rate at any time.

Like all responsible companies, Tivity Health has a few conditions that come along with this offer.

Prior Employment

You represent that you are not subject to any non-competition provisions or restrictive covenants that would prevent or affect your acceptance of this offer of employment and the performance of your employment obligations at Tivity Health. You further represent that the performance of your employment obligations will not violate or breach any other agreement or arrangement with a prior employer. In your work for the company, you will be expected not to use or disclose any confidential or proprietary information or trade secrets of any prior employer or other person to whom you have an obligation of confidentiality.

Restrictive Covenants

Upon acceptance of this offer, you understand and agree that your employment is contingent upon your execution of and delivery to the company of a Trade Secret and Proprietary Information Agreement enclosed. To translate, that means you need to protect our proprietary information. You also agree to comply with all policies related to the acceptable use of all systems and information assets of the company during your employment.

Ryan Wagers offer letter, page 3

SVP Finance, Chief Accounting Officer & Treasurer

At-Will Employment

You understand that your employment with Tivity Health is for an unspecified duration that constitutes at-will employment and that either you or the company can terminate this relationship at any time, with or without cause.

Company Events and Activities

While here, you’ll have the opportunity to participate in a number of engaging activities and events.  During these events, we take photos and share them across our sites. Sometimes those photos, stories, and videos are used for other purposes, such as recruiting videos, sales or client meetings, and even Board meetings.

Background Check

You understand that this offer is contingent upon the successful completion of our background check process.

Please return a signed copy of this offer letter to your Talent Acquisition Partner. Feel free to contact them directly should you have any questions or need assistance with the enclosed materials.

Welcome!

Talent Acquisition Team

Tivity Health

Acknowledged and Agreed:

/s/ Ryan Wagers
Ryan Wagers

9/14/18
DATE

*Colleagues who are bonus-eligible and begin employment prior to October 1 will participate in the current year's plan. Colleagues who are bonus-eligible and hired on or after October 1 will be eligible to participate in the following year's plan, which is subject to approval (including targets) by the Compensation Committee of the Board of Directors.

Addendum to Offer Letter for Ryan Wagers dated September 10, 2018

Termination Provisions:

If your employment is terminated at any time without Cause(1) or if you terminate your employment for Good Reason(2), you will be entitled to receive:

•

All base salary and benefits due through the date of termination payable within thirty (30) days of the date of termination, with the date of such payment determined by the Company in its sole discretion.

Upon your execution of a full release of claims in favor of the Company, provided that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the date of termination, you will also be entitled to receive:

•	An amount equal to your base salary for a total of twelve (12) months following the date of termination.(3)
•

Group medical benefits for twelve (12) months after the date of termination. The costs of the Company's portion of any premiums due will be included in your gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended.(3)

(1) The following events constitute “Cause” for termination:

•	Continued failure to substantially perform your duties after written notice and failure to cure within sixty (60) days;
•

Arrest relating to a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage your ability to effectively perform your duties;

•	Theft or dishonesty by you;
•	Intoxication while on duty; or
•	Willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

(2) You may terminate your employment by written notice of your resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation and together shall be "Good Reason Events":

a.a material reduction in your base salary (unless such reduction is part of an across-the-board reduction affecting all Company executives with a comparable role or title); and

b.a requirement by the Company to relocate your residence, unless such relocation is mutually agreed upon by you and the Company.

You shall give the Company written notice of your intention to resign for Good Reason within sixty (60) days after the occurrence of one of the Good Reason Events.  The notice must state with reasonable specificity the Good Reason Event. Thereafter, the Company shall have sixty (60) days (the "Cure Period") to rescind the Good Reason Event(s).  If the Company rescinds the Good Reason Event(s) within the Cure Period, you no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then you may resign for Good Reason as long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period; otherwise the right to resign on the basis of such Good Reason Event(s) shall be deemed to have been waived.

(3) These amounts will be paid to you periodically at the Company's regular payroll dates commencing within sixty (60) days following the date of termination (the commencement date will be determined by the Company, in its sole discretion).  These amounts may cease prior to the 12-month period if you have access to your partner’s health insurance coverage.